Exhibit 99.1

                ResCare Reports Second Quarter Results;
   Increases Earnings Per Share Guidance for 2003 to $0.55 to $0.60


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Aug. 6, 2003--ResCare (NASDAQ/NM: RSCR), the nation's leading provider of services to persons with developmental disabilities and people with special needs, today announced results for the second quarter and six months ended June 30, 2003.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "Our strong, life-building franchise continues to generate excellent financial results by delivering quality services to those who need them most. Despite formidable budget issues at the state level, ResCare is managing its resources to adapt to the existing environment. Our 28 years of experience and our leadership position give us an ability to perform in difficult times. Our performance in the second quarter and first half of 2003 confirms our ability to succeed under challenging circumstances. In addition, as the economy improves, a streamlined, fiscally disciplined ResCare is ideally positioned to benefit."
    For the second quarter ended June 30, 2003, net income was $4.2 million, or $0.17 per diluted share, versus $3.6 million, or $0.15 per diluted share, for the same period in 2002. EBITDA for the second quarter increased 6.3% to $15.8 million versus $14.8 million for the same period in 2002. Revenues for the second quarter of 2003 were $238.3 million, up from $229.9 million in the year-earlier period. This was the 46th consecutive quarter of increased revenue over the prior year quarter.
    For the six months ended June 30, 2003, net income was $7.7 million, or $0.31 per diluted share, versus $6.1 million, or $0.25 per diluted share, for the six months ended June 30, 2002. EBITDA for the first half of 2003 increased 8.4% to $30.3 million versus $27.9 million for the first half of 2002. Revenues for the first half of 2003 were $476.8 million, up from $452.8 million in the year-earlier period.
    Additionally, the Company updated its earnings guidance for 2003:



                                                 Projected
                                       (In millions, except per share)
Diluted earnings per share                     $0.55 - $0.60
Revenues                                        $950 - $970
EBITDA (1)                                       $59 - $61
EBITDAR (1)                                      $94 - $96
Cash flow from operations (unchanged)            $35 - $40

(1) The required information relating to these non-GAAP measures is presented in the attached schedule.


    Mr. Geary added, "At this point in time, substantially all of the states in which we operate have completed their budget process removing a significant contingency from our previously announced guidance. Our success in the first half of 2003 makes me comfortable about the remainder of the year and into 2004. Our balance sheet is solid, cash flow is improving, and our new home program continues to provide revenue growth. I am grateful for the commitment and dedication shown by all ResCare's employees who have ensured continued quality services despite the tight economic times. I am convinced ResCare's future remains exciting. We are all committed to the goal of reaching our full potential as a company."
    A listen-only simulcast and replay of ResCare's second quarter conference call will be available on-line at www.rescare.com and www.Companyboardroom.com on August 7, 2003, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 32,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.



                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                               Three Months Ended    Six Months Ended
                                     June 30,            June 30,
                               ------------------  ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------
Income Statement Data:
Revenues                       $238,293  $229,867  $476,837  $452,781
Facility and
 program expenses               214,225   206,975   428,303   407,917
                               --------  --------  --------  --------
   Facility and
    program contribution         24,068    22,892    48,534    44,864

Operating expenses (income):
 Corporate general
  and administrative              8,573     8,299    18,480    17,223
 Depreciation and
  amortization                    3,030     2,846     6,035     6,019
 Other income                      (264)     (228)     (235)     (302)
                               --------  --------  --------  --------
   Total operating expenses      11,339    10,917    24,280    22,940
                               --------  --------  --------  --------
Operating income                 12,729    11,975    24,254    21,924
Interest, net                     6,120     6,145    12,257    12,182
                               --------  --------  --------  --------
Income before income taxes        6,609     5,830    11,997     9,742
Income tax expense                2,379     2,186     4,319     3,653
                               --------  --------  --------  --------
   Net income                    $4,230    $3,644    $7,678    $6,089
                               ========  ========  ========  ========

Basic and diluted
 earnings per share               $0.17     $0.15     $0.31     $0.25
                               ========  ========  ========  ========

Weighted average number of
 common shares:
  Basic                          24,421    24,412    24,420    24,401
  Diluted                        24,606    24,645    24,489    24,685

EBITDA (1)                      $15,759   $14,821   $30,289   $27,943
EBITDAR (1)                      24,540    22,889    47,652    43,784

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. EBITDA is one of the measures used to determine the Company's compliance with certain covenants contained in its credit facility. The table below sets forth a reconciliation of net income to EBITDA and EBITDAR.

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ------------------  ------------------
                                 2003      2002      2003     2002
                               --------  --------  --------  --------
Net income as reported           $4,230    $3,644    $7,678    $6,089
Add: Interest, net                6,120     6,145    12,257    12,182
     Depreciation and
      amortization                3,030     2,846     6,035     6,019
     Income taxes                 2,379     2,186     4,319     3,653
                               --------  --------  --------  --------
EBITDA                           15,759    14,821    30,289    27,943
Add: Facility rent                8,781     8,068    17,363    15,841
                               --------  --------  --------  --------
EBITDAR                         $24,540   $22,889   $47,652   $43,784
                               ========  ========  ========  ========

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                         June 30,  March 31, Dec. 31,
                                           2003      2003      2002
                                         --------  --------  --------
                                                            (Audited)
Balance Sheet Data:
ASSETS
Cash and cash equivalents                 $73,605   $68,298   $72,089
Accounts receivable, net                  129,051   133,321   124,609
Other current assets                       36,388    39,799    44,613
                                         --------  --------  --------
  Total current assets                    239,044   241,418   241,311
Property and equipment, net                63,856    62,859    61,668
Goodwill, net                             228,836   228,507   218,256
Other assets                               23,422    23,579    25,377
                                         --------  --------  --------
                                         $555,158  $556,363  $546,612
                                         ========  ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                       $98,696  $102,987   $96,765
Other long-term liabilities                12,510    11,613    11,545
Long-term debt                            259,069   261,136   261,123
Shareholders' equity                      184,883   180,627   177,179
                                         --------  --------  --------
                                         $555,158  $556,363  $546,612
                                         ========  ========  ========

                                                    Six Months Ended
                                                         June 30,
                                                     2003       2002
                                                   --------  --------
Cash Flow Data:
Net income                                           $7,678    $6,089
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation and amortization                       6,035     6,019
  Amortization of discount on notes                     214       239
  Deferred income taxes, net                            (83)   (1,121)
  Provision for losses on accounts receivable         3,729     2,434
  Loss from sale of assets                               37        83
  Gain on extinguishment of debt                       (219)     (251)
  Changes in operating assets and liabilities         4,066    (1,776)
                                                   --------  --------
   Cash provided by operating activities             21,457    11,716
Cash flows from investing activities:
 Purchases of property and equipment                 (8,394)   (6,116)
 Acquisitions of businesses                          (9,000)     (272)
 Proceeds from sales of assets                          234       331
                                                   --------  --------
   Cash used in investing activities                (17,160)   (6,057)
                                                   --------  --------
Cash flows from financing activities:
 Net repayments of long-term debt                    (2,807)     (923)
 Proceeds received from exercise of stock options        26       214
                                                   --------  --------
   Cash used in financing activities                 (2,781)     (709)
                                                   --------  --------
Increase in cash and cash equivalents                $1,516    $4,950
                                                   ========  ========

                             RESCARE, INC.
             Information Concerning 2003 Revised Guidance

As indicated earlier in this release, the Company has raised its expectations of diluted earnings per share for 2003 to a range of $0.55 to $0.60 per share. These per share amounts equate to net income in the range of $14 to $15 million. The following table provides a reconciliation of projected net income to projected EBITDA and
EBITDAR:

                                                      Revised 2003
                                                   Full Year Guidance
                                                     (In millions)

Net income                                              $14       $15
Add: Projected net interest, income
 taxes, depreciation and amortization                    45        46
                                                   --------  --------
EBITDA                                                   59        61
Add: Projected facility rent                             35        35
                                                   --------  --------
EBITDAR                                                 $94       $96
                                                   ========  ========



    CONTACT: ResCare, Louisville
             Nel Taylor, 502/394-2357